Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our report on our audit of the financial statements of Alfacell Corporation as of July 31, 2004 and 2003 and for the years then ended and on the statements of operations, changes in stockholders' equity (deficiency) and cash flows for the period from August 24, 1981(date of inception) to July 31, 2004, included in this Annual Report on Form 10-K for the year ended July 31, 2004, is dated September 17, 2004, except for Note 18, which is as of September 23, 2004. We consent to the incorporation by reference of our report in the Registration Statements on Form S-8 (SEC File Nos. 33-81308, 333-110074 and 333-112866)
previously filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933.


/s/ J.H. Cohn LLP

Roseland, New Jersey
October 12, 2004